                                                                    Exhibit 2(m)



                               GUARANTY AGREEMENT

                            AMENDING AGREEMENT NO. 2


                  THIS IS AN AMENDING AGREEMENT made as of February 25, 1999 by and between the Irrevocable Trust for the benefit of RONALD V. JOYCE (the "Trust") and RONALD V. JOYCE (the "Shareholder").


                  WHEREAS:

         A. The Trust and the Shareholder entered into a guaranty agreement dated as of December 29, 1995 which was amended by an Agreement dated September 16, 1998 between the Trust, the Shareholder and other parties (collectively, the "Guaranty Agreement"); and

         B. The Shareholder wishes to pledge Newco Exchangeable Shares to Canadian Imperial Bank of Commerce, a bank chartered under the laws of Canada ("CIBC") as security for loans which may be made from time to time by CIBC to Seller.

                  NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                 INTERPRETATION


1.1 One Agreement. This Agreement amends the Guaranty Agreement and this Agreement and the Guaranty Agreement shall be read, interpreted, construed and have effect as, and shall constitute one agreement with the same effect as if the amendments made to the Guaranty Agreement by this Agreement had been contained in the Guaranty Agreement as of the date of this Agreement.

1.2 Defined Terms. In this Agreement, unless something in the subject matter or context is inconsistent:

         (a) terms defined in the description of the parties or in the recitals have the respective meanings given to them in such description or recitals; and

         (b) all other capitalized terms have the respective meanings given to them in the Guaranty Agreement as amended by Article 2 of this Agreement.

1.3 Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4 References. All references in this Agreement to Articles and Sections, unless otherwise specified, are to Articles and Sections of the Guaranty Agreement.

                                   ARTICLE II
                                   AMENDMENTS


2.1      Section 2 of the Guaranty Agreement is amended to read as follows:

         2. In addition to any other restrictions that may apply from time to time to the Newco Exchangeable Shares and Wendy's Common Shares, Shareholder may transfer (other than to Issuer) all or any portion of Shareholder's Newco Exchangeable Shares and Wendy's Common Shares only in accordance with Section 4.3 of the Purchase Agreement and Sections
         5.6 and 6.3 of the Share Exchange Agreement as amended. Notwithstanding the foregoing, Shareholder may pledge from time to time to a bank chartered under the laws of Canada (the "Bank"), Newco Exchangeable Shares (the "Pledged Newco Exchangeable Shares") pursuant to the form of the securities pledge agreement, attached hereto as Schedule A (the "Securities Pledge Agreement"), along with Wendy's Common Shares received upon the presentation and surrender of the Pledged Newco Exchangeable Shares, on the condition that the Bank acknowledges its agreement to be bound by the Share Exchange Agreement and by the Guaranty Agreement as the Seller and as the Shareholder respectively, to the extent of the Pledged Newco Exchangeable Shares.

                                  ARTICLE III
                                    GENERAL


3.1 Effective Date and Confirmation. This Agreement and the amendment to the Guaranty Agreement contained in this Agreement shall be effective as of and from the date of this Agreement. The Guaranty Agreement, as amended by this Agreement, is confirmed by the Trust and the Shareholder.

3.2 Binding Nature. This Agreement shall enure to the benefit of and be binding upon each of the Trust and the Shareholder and their respective successors, permitted assigns, heirs and executors.

3.3 Conflicts. If any provision of this Agreement is inconsistent with any provision of the Guaranty Agreement the relevant provision of this Agreement shall prevail

3.4 Law of Contract. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without giving effect to conflict of law principles.

3.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

         IN WITNESS OF WHICH the Trust and the Shareholder have executed this Agreement as of the date indicated on the first page of this Agreement.



                                       THE IRREVOCABLE TRUST FOR THE
                                       BENEFIT OF RONALD V. JOYCE


                                       THE HUNTINGTON NATIONAL BANK, TRUSTEE


                                       By: /s/ Candada J. Moore
                                           ---------------------------------
                                           Name:  Candada J. Moore
                                           Title: Vice President



/s/ Gord Oliver                            /s/ Ronald V. Joyce
------------------------------             ------------------------------
WITNESS                                    RONALD V. JOYCE




                                 ACKNOWLEDGEMENT

         Canadian Imperial Bank of Commerce acknowledges to the Trust that it is bound by and agrees to honour the terms of the Guaranty Agreement as Shareholder to the extent of the Pledged Newco Exchangeable Shares.

                                       CANADIAN IMPERIAL BANK OF
                                       COMMERCE

                                       By: /s/ P.J. Mulqueen
                                          ---------------------------------
                                       Name:   P.J. Mulqueen
                                       Title:  Senior Account Manager


                                       I have authority to bind Canadian
                                       Imperial Bank of Commerce